EXHIBIT 5.16
CONSENT OF LUIZ CASTRO
In connection with Alamos Gold Inc.’s registration statement on Form F-10 (the “Registration Statement”), and any amendments thereto and any registration statements filed pursuant to Rule 429 under the United States Securities Act of 1933, as amended, and any documents incorporated by reference therein, to be filed with the United States Securities and Exchange Commission, I, Luiz Castro, PhD., P.Eng (ON), Senior Principal Rock Mechanics Engineer, WSP Canada Inc., hereby consent to the use of and references to name, and the inclusion and incorporation by reference in the Registration Statement of the information approved by me that is of a scientific or technical nature and all other references to such information included or incorporated by reference in the Registration Statement.
Yours truly,

By:     /s/ Luiz Castro
Luiz Castro, PhD., P.Eng (ON)
Senior Principal Rock Mechanics Engineer, WSP Canada Inc.
May 31, 2023